Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Suzanne S. Taylor, Dennis W. LaBarre, Kenneth C. Schilling, Andrew C. Thomas and Kimberly J. Pustulka, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Exchange Act of 1933 one or more Registration Statement(s) on Form S-8 relating to the registration of Class A common stock, par value $0.01 per share of Hyster-Yale Materials Handling, Inc. to be issued in connection with the Hyster-Yale Materials Handling, Inc. Non-Employee Directors' Equity Compensation Plan, together with any and all amendments, supplements and exhibits thereto, including any and all pre-effective and post-effective amendments, with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Executed as of the 16th day of May 2019.

/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer